FOR IMMEDIATE RELEASE

ALCO STORES, INC. ANNOUNCES
ADOPTION OF RIGHTS AGREEMENT

ABILENE, Kan. (May 3, 2013) -- ALCO Stores, Inc. (Nasdaq: ALCS), which specializes in providing a superior selection of essential products for everyday life in small-town America, today announced that its Board of Directors adopted a three-year rights agreement.  The adoption of a rights agreement is designed to ensure that all shareholders are treated fairly and protect against an attempt to acquire control that does not provide full and fair value to all of the Company's shareholders.  The Company adopted the rights agreement in response to a reported accumulation of its stock that the Board of Directors determined could materially and adversely affect the interests of all shareholders if the rights agreement were not implemented.

Royce Winsten, Chairman of the Board of Directors of ALCO, stated "In light of the dislocation in the equity markets and a challenging economic environment, our Board of Directors adopted a three-year shareholder rights agreement to protect the interests of our shareholders and deter opportunistic tactics that could deprive our shareholders from realizing full and fair value of their investment.  The rights agreement should not interfere with a change of control transaction that is in the best interests of the Company and its shareholders because our Board of Directors can redeem the rights before a change in control event."

The rights agreement does not in any way weaken the Company’s financial strength or interfere with its business plans.  The issuance of the rights has no dilutive effect and will not affect reported earnings per share.  It is not taxable to the Company or its shareholders and will not change the way that the Company’s shares are traded.

In implementing the rights agreement, the Company will distribute one right for each share of the Company's common stock held by shareholders of record as of the close of business on May 13, 2013.  Initially, these rights will not be exercisable and will trade with the shares of the Company's common stock.  The rights will expire on May 3, 2016, unless earlier redeemed, exchanged or amended by the Company.

Under the agreement, these rights will generally be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company's common stock, unless the Board of Directors redeems the rights.  If exercised, all holders of the rights, other than the acquiring person or group, would be entitled to acquire shares of the Company’s common stock at a 50% discount to the then-current market price.  In addition, if the rights become exercisable and the Company is acquired in a merger, each right would entitle the holder to purchase shares of the acquiring company at a 50% discount to the then-current market price.

Details of the rights agreement will be mailed to all shareholders of the Company.  Additional information concerning the rights agreement, including a copy of the rights agreement, will be filed with the Securities and Exchange Commission.  These filings will be available on the Company’s website www.ALCOstores.com and on the SEC’s website at www.sec.gov.

ALCO Stores, Inc.
ALCO Stores, Inc. is a broad-line retailer, primarily located in small underserved communities across 23 states.  The Company has 217 ALCO stores that offer both name brand and private label products of exceptional quality at reasonable prices. We are proud to have continually provided friendly, personal service to our customers for the past 112 years. To learn more about the Company visit www.ALCOstores.com.

Forward-looking statements
This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 ("the Act"). Forward-looking statements can be identified by the inclusion of "will," "believe," "intend," "expect," "plan," "project" and similar future-looking terms. You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management's current views and projections regarding economic conditions, retail industry environments, and Company performance. Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially. Factors that could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition, and factors affecting the retail category in general.  Additional information regarding these and other factors may be included in the Company's Form 10-K and Form 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:
Wayne S. Peterson
Senior Vice President – Chief Financial Officer
785-263-3350 X164
email: wpeterson@alcostores.com
or
Debbie Hagen
Hagen and Partners
913-642-6363
email: dhagen@hagenandpartners.com